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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-4/A of our report dated March 22, 2001 (except as discussed in Notes 10 and 13 as to which the date is March 27, 2001 and Note 20 as to which the date is April 5, 2001) included in Mikohn Gaming Corporation's Form 10-K/A for the year ended December 31, 2000 and to all references to our Firm included in this registration statement. We also consent to the application of our report referred to above to the supplemental note to the consolidated financial statements included in this registration statement in exhibit 99.6 as to which the date is December 12, 2001.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
December 12, 2001